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                                                                    EXHIBIT 10.9


                        AMENDMENT TO EMPLOYMENT AGREEMENT

        This document has an effective date of November 30, 2000, and amends the Employment Agreement dated March 17, 2000, between OZ.COM and Fredrik Torstensson, with numbering corresponding to that found in the Agreement:

        3.1 POSITION. Executive will serve as General Manager for the United States Market and Executive Vice President of Business Development and Sales worldwide. Executive shall report directly to Employer's Chief Executive Officer.

        3.5 PLACE OF EMPLOYMENT. Executive shall be based in the greater metropolitan area of San Diego, CA. This posting will last at the location a minimum of two years. The remainder of Employer's obligations set forth in
Section 3.5 regarding a permanent work authorization and any future relocation remain in full force and effect.

        4.1 SALARY. Executive's base salary shall be US$202,000.00 per year. The remainder of Section 4.1 shall remain in full force and effect.

        4.5 BONUS. Executive shall be eligible for an annual cash bonus, which shall not exceed one hundred percent (100%) of his base salary for each year. The bonus for 2000 will be $50,000.00, payable on January 15, 2001. Future bonuses will be pro-ratable for any partial year worked, will be payable on April 15 of each year, and shall be determined in accordance with the following linear formula:

        - US$50,000.00 in bonus for reaching US$2.75 million in US sales in year 2001 and thereafter a linear formula paying up to an aggregate bonus of US$100,000 for achieving US sales in year 2001 equal to US$5,500,000 in US sales. If US sales exceed US$5,500,000 in 2001 an additional US$100,000 will be paid on January 1, 2002.

        - US$50,000.00 in bonus for reaching US$5.5 million in US sales in year 2002 and thereafter a linear formula paying up to an aggregate bonus of US$100,000 for achieving US sales in year 2002 equal to US$11,000,000 in US sales. If US sales exceed US$11,000,000 in 2002 an additional US$100,000 will be paid on January 1, 2003.

        In this Agreement "US sales" means all sales of any kind of product or service by Employer (or Ericsson or any other entities in the case of iPulse commissions and revenue sharing payments) to any persons or entities in the US, as determined in Employer's audited annual financial statements, prepared in accord with generally accepted accounting principles. US sales will be calculated no later than March 31 of the year following the year for which the bonus is to be granted.

        The remainder of the terms of Section 4.5 remain in full force and effect.

        4.6 STOCK OPTIONS. In addition and according to the same terms, subject to board approval, Executive shall be granted a performance-based option to purchase shares, if still employed on the first, second and third anniversary dates of employment, in accordance with the following schedule:

        66,667 shares if US sales reach or exceed US$5.5 million in 2001 (on second anniversary date of employment)

        33,333 shares if US sales reach or exceed US$11 million in 2002 (on third anniversary date of employment).

        The remainder of the provisions of the Employment Agreement, to the extent not specifically changed by this Amendment, remain in full force and effect.



OZ.COM                                        FREDRIK TORSTENSSON



/s/ ROBERT G. QUINN                           /s/ FREDRIK TORSTENSSON
--------------------------------------        ----------------------------------
By: Robert G. Quinn
For the Board of Directors